                                                                      Exhibit 11

                           STATER BROS. HOLDINGS INC.
                    CALCULATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)
          (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)


                                                           13 Weeks Ended
                                                        ----------------------
                                                        Dec. 24,      Dec. 30,
                                                         2000          2001
                                                        --------      --------
Net income                                              $1,822         $3,932

Earnings per common share                               $36.44         $78.64
                                                        ======         ======
Average common shares outstanding                       50,000         50,000
                                                        ======         ======
Common shares outstanding at end of period              50,000         50,000
                                                        ======         ======